Exhibit 10.3
GMP Amendment Number 12
     This Separate GMP Amendment is executed this 13th day of April, 2007, by Gaylord National, LLC (“Owner”) and Perini Tompkins Joint Venture (“Construction Manager”) pursuant to the Agreement dated May 9, 2005 (“Agreement”) executed by the parties for the performance by the Construction Manager of certain construction work and construction management services for the Gaylord National Harbor Resort and Convention Center Project as identified therein.
1.	Pursuant to the Agreement, Construction Manager hereby agrees that the Guaranteed Maximum Price (“GMP”) for the Work to be performed on the Project (including all Work under this GMP Amendment Number 12 and all Work previously authorized pursuant to GMP Amendments shall be $537,009,712 and that the (GMP is accounted as follows: (a) the Preconstruction Services equals $350,000, (b) the Construction Manager’s Lump Sum General Conditions equals $24,459,680, (c) the Cost of the Work equals $484,716,405, (d) the Construction Manager’s Fee equals $16,133,536 (e) Contingency equals $11,099,534 and (f) the Mock-up Room Cost of Work equals $250,557.

2.	Dates of Substantial Completion for Phases One and Two
Notwithstanding anything in the Agreement or a previous GMP Amendment to the contrary, the Phase One Date of Substantial Completion for both the Hotel and Convention Center shall be February 29, 2008. All other requirements necessary to achieve Substantial Completion under the Agreement and the GMP Amendments remain in full force and effect.
Notwithstanding anything in the Agreement or a previous GMP Amendment to the contrary, the Phase Two Date of Substantial Completion shall be March 23, 2008. All other requirements necessary to achieve Substantial Completion under the Agreement and the GMP Amendments remain in full force and effect.
3.	Excused Delay
The parties hereby agree that in reliance on establishing the Phase One and Phase Two Substantial Completion Dates as February 29,2008 and March 23, 2008 respectively, Paragraph 4.4’s references to untimely issuance of permits received as of the date of signing this Amendment as an Excused Delay are obsolete. Therefore, the parties agree that effective as of the date of this GMP Amendment Number 12, untimely issuance of these permits already received shall not be a basis for an Excused Delay.

4.	Incentives
The Agreement is hereby amended to include the following “Incentives,” which are in addition to the Base Fee:
a.	The Incentive Fee for the buy-out phase of the Project shall remain as set forth in Paragraph 5.1 of the Agreement.

b.	Subject to the limitations set forth in paragraph 4(e) of this GMP Amendment Number 12, the Construction Manager shall be eligible for certain Completion Bonus payments if the Construction Manager achieves Substantial Completion of the buildings and beneficial occupancy of the areas noted by the corresponding dates to earn the corresponding bonuses:

Hotel Phase I/Convention
Center/Garage
Owners beneficial Occupancy of the Convention Center Exhibit Hall East of Grid Line 7 suitable to stage FF&E and Hotel Tower Building “C” Level 61 office areas with egress per Exhibit A of this Amendment.	September 01, 2007	$200,000

Owners beneficial Occupancy of the Data Center for Owner construction access.	July 29, 2007	$200,000

Owners beneficial Occupancy of the Employee Kitchen / Cafeteria	September 29, 2007	$200,000

First Block of 300 rooms available for Owner FF&E installation	July 29, 2007	$200,000

Substantial Completion of the balance of Phase One	February 29, 2008	$200,000

Phase Two

Beneficial Occupancy of the first three floors of rooms	March 7, 2008	$150,000

Beneficial Occupancy of the next three floors of rooms	March 14, 2008	$150,000

Beneficial Occupancy of the Public and Meeting Spaces	February 29, 2008	$150,000

Substantial Completion of the balance of Phase Two	March 23, 2008	$550,000

c.	Employee Bonus

Subject to the limitations set forth in paragraph 4(e) of this GMP Amendment Number 12, if the Construction Manager achieves Substantial Completion of Phase One and Two by the dates described in paragraph 2 of this GMP Amendment Number 12, the Construction Manager shall be entitled to the following bonuses which will be paid to Perini/Tomkins.

Phase One	$300,000

Phase Two	$300,000
d.	Shared Savings

The parties have agreed to a Cost of Work Project Budget of $682,733,701. In the event that the final Cost of the Work is less than the Project Budget, such amount shall be considered Savings. The Construction Manager shall be entitled to share in Savings that is determined to be Shared Savings as set forth more particularly in this section. In reliance on this Project Budget, if the final Cost of Work, less OCIP credits and unused allowances, is at least $20,000,000 less than this Project Budget, hereinafter referred to as the Bonus Target Budget, the Construction Manager shall be entitled to savings of 25% of each dollar by which it underruns the Bonus Target Budget. For purposes of calculating the Cost of Work as it applies to calculating Shared Savings, OCIP credits and unused allowances shall not be included but the Bonuses and Incentives described in this amendment shall be included as costs. The following hypothetical illustrates how the Shared Savings is to be calculated:

The first $20,000,000 of Savings exclusive of OCIP credits and unused allowances from the Project Budget of $682,733,701 would be subject to the following ratios:

Owner	100%
Construction Manager	0%
All Savings Greater than $20,000,000 exclusive of OCIP credits and unused allowances would be subject to the following ratios:

Owner	75%
Construction Manager	25%
Unused contingency shall not be considered as Savings in calculating the “Shared Savings” for the project.

An example of the Shared Savings using the current Budget of $682,733,701 would be as follows:

Example
Current Budget	$682,733,701
Less $20 Million	$20,000,000
Less OCIP Credit (example)	$13,139,000
Less unused Allowances (example)	$1,000,000

Equals Bonus Target Budget (example)	$648,594,701

Final audited Cost of the Work inclusive of earned bonuses and incentives (example)	$640,000,000
Less OCIP Credit & Unused Allowances	$14,139,000

Equals Final Adjusted Cost of the Work	$625,861,000
Declared Savings	$22,733,701
Construction Manager’s Share of Declared Savings (25%)	$5,683,425
e.	Limitations on Bonus Opportunities

For purposes of determining entitlement to the Bonuses set forth in paragraphs 4(b) and 4(c) of this GMP Amendment Number 12: (1) February 29, 2008 for Phase I and March 23, 2008 for Phase II shall be dates certain and shall not be extended by reason of any Excused Delays to which the Construction Manager may be entitled under the Agreement; and (2) the Construction Manager shall have no entitlement to any Bonuses for meeting any interim milestones unless and until Phase One is Substantially Complete by February 29, 2008 and Phase Two is Substantially Complete by March 23, 2008 and the total Cost of Work defined by Article 7 of the Agreement does not exceed $717,000,000. Unless both Substantial Completion Dates are met timely, as limited pursuant to this paragraph, no Bonuses of any type shall be paid pursuant to paragraphs 4(b) and 4(c) of this GMP Amendment. Payment of the incentives, Bonuses and Shared Savings described in paragraph 4a, b, c & d shall be considered Cost of Work only for the purpose of determining the limitations of this paragraph.

f.	Consolation Shared Savings Opportunity

The Construction Manager must meet both Substantial Completion Dates established in paragraph 2 of this GMP Amendment, as limited by paragraph 4(e) of this Amendment, to eligible for any Bonuses under paragraphs 4(b) and 4(c) of this Amendment. In the event that the Construction Manager meets only one or neither of the applicable Substantial Completion Dates, as limited, paragraph 4 (d) of this Amendment shall be and hereby is modified as follows: (1) The Construction Manager shall earn a lump sum payment of $250,000.00 if the final audited Cost of the Work, as calculated pursuant to paragraph 4 (d) of the Amendment is at least $10,000,000 less than the Project Budget of $682,733,701, excluding OCIP credits and unused allowances. (2) The Construction Manager shall earn a second, additional lump sum payment of $250,000 if the final audited Cost of the Work as calculated pursuant to paragraph 4 (d) of the Amendment is at least

$20,000,000 less than the Project Budget of $682,733,701, excluding OCIP credits and unused allowances. (3) In the event the Construction Manager earns both lump sum payments under this paragraph, then, in such event, the Construction Manager shall not be entitled to further Shared Savings unless the final audited Cost of the Work as calculated pursuant to paragraph 4 (d) of this Amendment is at least $20,500,000 less than the Project Budget, excluding OCIP credits and unused allowances (the “Revised Shared Savings Threshold”). The Owner shall receive 75% and the Construction Manager shall receive 25% of Savings in excess of the Revise Shared Savings Threshold.
5.	General Conditions
The Fixed General Conditions are to be increased to a Lump Sum amount of 24,459,680, which includes Extended and Phase Two General Conditions previously included in GMP Amendment Number 11.
6.	Liquidated Damages
Notwithstanding anything in the Agreement or a previous GMP Amendment to the contrary, liquidated damages are to be applied at the rate of $15,000 per day starting on April 1, 2008 for Phase I of the Hotel/Convention Center/Garage and $15,000 per day starting on April 1, 2008 for Phase II. The Phase II liquidated damage date will be extended day for day for each day the Phase II main building permit is not obtained past March 16, 2007. No liquidated damages will be applied to the Milestone dates that are highlighted in red in the Exhibit H. Liquidated damages will be computed separately for each violation and shall not overlap. By way of example, if Construction Manager violates both completion dates, it would be liable for liquidated damages in the amount of $30,000 per day. All remaining language of Article 4.3 of the Agreement shall remain in effect.

OWNER		CONSTRUCTION MANAGER
GAYLORD NATIONAL, LLC		PERINI TOMPKINS JOINT VENTURE
By:	Gaylord Hotels, Inc. sole member

By:	/s/ David C. Kloeppel Name: David C. Kloeppel	By:	/s/ Mark Makary Name: Mark Makary
	Title: EVP		Title: Principal in Charge